Exhibit 10.2
FORBEARANCE AGREEMENT
This Forbearance Agreement (this “Agreement”) is dated as of September 30, 2022, by and among Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Issuer”), the subsidiaries of the Issuer party hereto as Guarantors, Wilmington Savings Fund Society, FSB, as trustee and collateral agent (collectively, in such capacities, the “Trustee”), and each beneficial owner of the Notes issued under the Indenture that is a signatory party hereto (each, a “Holder” and collectively, the “Holders”).
RECITALS
WHEREAS, the Issuer, the other Note Parties and Trustee have entered into an Indenture, dated as of May 27, 2022, as amended by that certain First Supplemental Indenture, dated as of August 4, 2022, between the Issuer and the Trustee (the “Existing Indenture”), that certain Second Supplemental Indenture, dated as of the date hereof, between the Issuer, the other Note Parties and the Trustee (the “Second Supplemental Indenture”, and the Existing Indenture, as amended by the Second Supplemental Indenture, as further amended, modified, restated, supplemented or otherwise modified from time to time (other than the Third Supplemental Indenture), the “Indenture”);
WHEREAS, the Issuer has requested that the Trustee and the Holders forbear from enforcing their rights against the Note Parties that arose because of certain Events of Default described on Exhibit A hereto (collectively, the “Specified Events of Default”) and, upon and subject to the terms and conditions set forth in this Agreement, the Trustee (as directed by the Holders) and the Holders are willing to forbear from enforcing their rights against the Note Parties that arose because of the Specified Events of Default; and
WHEREAS, this Agreement shall constitute a Note Document and these Recitals shall be construed as part of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:
1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Indenture. The following capitalized terms shall have the meanings set forth below:
(a)    “Approved Forecast” means the initial or any subsequent amended Cash Flow Forecast approved by the Requisite Holders (or, if a Holder Representative has been designated, the Holder Representative).
(b)    “Bridge Notes” means those certain Notes to be issued under the Third Supplemental Indenture.
(c)    “Cash Flow Forecast” shall have the meaning specified in Section 6(a)(i).
(d)    “Forbearance Covenant Period” means the period beginning on the Second Supplemental Indenture Effective Date and ending on the date upon which the Refinancing Requirement has occurred.
(e)    “Forbearance Default” means (i) the occurrence of any Default or Event of Default other than the Specified Events of Default, (ii) the failure of the Note Parties to comply with any term, condition or covenant set forth in this Agreement, including Section 5, (iii) any representation made by the Note Parties under or in connection with this Agreement shall prove to be false in any material respect as of the date when made or (iv) the commencement of any proceeding (whether judicial, extra-judicial, administrative or otherwise) or the taking of any other action to liquidate the businesses of any Note Party, or any of their respective Subsidiaries or the property of any such Person, or reorganize any Note Party or any of the their respective Subsidiaries (through sale, merger or otherwise), including, without limitation, the appointment of a receiver or other custodian or the making of an assignment to an assignee for the benefit of creditors or other custodians.
(f)    “Forbearance Effective Date” has the meaning set forth in the first sentence of Section 5 of this Agreement.
(g)    “Forbearance Period” means the period beginning on the date of this Agreement and ending on the Forbearance Termination Date.
(h)    “Forbearance Termination Date” means the earlier to occur of (i) 5:00 p.m. (New York City time) on October 31, 2022; provided, that such date will automatically be extended to the Maturity Date upon satisfaction of the Refinancing Requirement, and (ii) the date upon which a Forbearance Default occurs.
(i)    “Refinancing Requirement” means, that the Bridge Notes have been redeemed, exchanged, or refinanced in full pursuant to Indebtedness on terms acceptable to the Requisite Holders.
(j)    “Strategic Milestones” has the meaning set forth in Section 6(c) of this Agreement.
(k)    “Third Supplemental Indenture” means that certain Third Supplemental Indenture, to be dated on or around September 30, 2022, between the Issuer, the Note Parties and the Trustee.
(l)    “Variance Report” shall mean a weekly variance report, covering the Weekly Test Period, in each case, setting forth for the week ended on the immediately preceding Friday prior to the delivery thereof (1) the variance (as compared to the Approved Forecast for such Weekly Test Period) of the actual aggregate operating cash receipts of the Issuer in the aggregate for the Weekly Test Period, (2) the variance (as compared to the Approved Forecast for such Weekly Test Period) of the aggregate operating disbursements made by the Issuer in the aggregate for the applicable Weekly Test Period and (3) an explanation, in reasonable detail, for any aggregate negative variance in excess of $250,000.00, certified by an Officer of the Issuer.
(m)    “Waiver and Consent Agreement” means that certain Waiver and Consent Agreement, to be dated on or around September 30, 2022, between the Issuer, the Note Parties, and the Trustee, which shall, among other things, modify the Indenture to remove the requirement to comply with Section 4.17 (Minimum Liquidity Covenant) of the Indenture.
(n)    “Weekly Test Period” means, at any time, each weekly period ended on a Friday; provided that the first Weekly Test Period after the Forbearance Effective Date shall be the period from the Forbearance Effective Date until the Friday of the first full week following the Forbearance Effective Date.
2.    Agreement to Forbear.

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(a)    Solely during the Forbearance Period, the Trustee (as directed by the Holders) and the Holders hereby agree to forbear from accelerating the Notes or otherwise exercising any of their rights or default remedies or enforcement actions against the Note Parties (but not any other Person) that may exist by virtue of the Specified Events of Default under the Indenture or any of the other Note Documents and each of the undersigned Holders hereby authorizes and directs the Trustee to execute and deliver this Agreement
(b)    Nothing in this Agreement shall be construed as a waiver of or acquiescence to the Specified Events of Default, which Specified Events of Default shall continue in existence notwithstanding the agreement of the Trustee and the Holders, as set forth herein, to forbear from accelerating the Notes or otherwise exercising any of their rights or default remedies or enforcement actions against the Note Parties (but not any other Person) on the terms and for the period set forth herein. Except as expressly provided herein, the execution and delivery of this Agreement shall not: (i) constitute an extension, modification, or waiver of any term or aspect of the Indenture or the other Note Documents; (ii) extend the terms of the Indenture or the due date of any of the Note Obligations; (iii) give rise to any obligation on the part of the Trustee or the Holders to extend, modify or waive any term or condition of the Indenture or any of the other Note Documents; or (iv) give rise to any defenses or counterclaims to the right of the Trustee or the Holders to compel payment of the Note Obligations or to otherwise enforce their rights or default remedies or enforcement actions under the Indenture and the other Note Documents. Except as expressly limited herein, the Trustee and the Holders hereby expressly reserve all of their rights and remedies under the Note Documents and under applicable law with respect to the Specified Events of Default. From and after the Forbearance Termination Date, the Trustee and the Holders shall be entitled to enforce the Note Documents according to the terms thereof.
3.    Representations and Warranties of the Note Parties. The Note Parties hereby represent and warrant as follows:
(a)    All representations and warranties of each of the Note Parties in the Indenture and the other Note Documents to which it is a party are incorporated herein in full by this reference and are true and correct in all material respects as of the date hereof.
(b)    After giving effect to this Agreement, no Default or Events of Default has occurred and is continuing (other than the Specified Events of Default).
(c)    Each of the Note Parties has the power, and has been duly authorized by all requisite action, to execute and deliver this Agreement and the other documents and agreements executed and delivered in connection herewith to which it is a party. This Agreement has been duly executed by each of the Note Parties and the other documents and agreements executed and delivered in connection herewith to which any of the Note Parties is a party have been duly executed and delivered by each of them.
(d)    This Agreement is the legal, valid and binding obligation of each of the Note Parties and the other documents and agreements executed or delivered in connection herewith to which any of the Note Parties is a party are the legal, valid and binding obligations of the Note Parties, in each case enforceable against each of the Note Parties in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally.
(e)    The execution, delivery and performance of this Agreement and the other documents and agreements executed and delivered in connection therewith do not and will not (i) violate any law, rule, regulation or court order to which any of the Note Parties is subject; (ii)

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conflict with or result in a breach of the certificate of formation or incorporation, bylaws, limited liability company agreement or other organizational documents of any of the Note Parties or any other agreement or instrument to which it is party or by which the properties of any of the Note Parties is bound; or (iii) result in the creation or imposition of any Lien on any property of any of the Note Parties, whether now owned or hereafter acquired, other than Liens in favor of the Collateral Agent.
(f)    No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by each of the Note Parties, or the validity or enforceability, of this Agreement or the other documents or agreements executed or delivered in connection herewith to which any of the Note Parties is a party, or the consummation of the transactions contemplated hereby or thereby, or the continuing operations of any of the Note Parties following the consummation of such transactions.
(g)    There is no pending or, to the knowledge of any of the Note Parties after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement and the other documents and agreements executed or delivered in connection herewith or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any of the Note Parties, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not cause a Material Adverse Effect.
4.    Representations by the Holders; Holder Direction. Each of the Holders on its own behalf and as to itself, hereby represents to the Note Parties and the Trustee as of the date hereof as follows:
(a)    Execution and Delivery. This Agreement has been validly executed and delivered by such Holder separately and not jointly.
(b)    Ownership. Such Holder (i) is the beneficial owner of the aggregate principal amount of Notes under the Indenture set forth below its name on its signature hereto, and/or (ii) has, with respect to the beneficial owners of such Notes, (A) sole investment or voting discretion with respect to such Notes, (B) full power and authority to vote on and consent to matters concerning such Notes, and (C) full power and authority to bind or act, on the behalf of, such beneficial owners.
(c)    Authorization; No Conflicts; No Consent. Such Holder’s execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary action on the part of such Holder, (ii) does not (A) contravene, breach or conflict with such Holder’s constituent or organizational documents or (B) violate any applicable requirement of law or any order, material contract concerning operations, or undertaking to which such Holder or any of its subsidiaries is a party or by which any of their properties is or may be bound, and (iii) does not and will not require either consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over such Holder, or any other person or entity, which has not already been obtained.
(d)    Enforceability. This Agreement is the legal, valid, and binding obligation of such Holder and is enforceable against such Holder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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(e)    Direction to Trustee. By each Holder’s execution and delivery of this Agreement, each Holder hereby directs the Trustee pursuant to Section 6.09 of the Indenture not to accelerate the Notes, exercise default remedies, or take any enforcement action under the Indenture or any of the other Note Documents in respect of the Specified Events of Default during the period from the Forbearance Effective Date to the Forbearance Termination Date, and each Holder agrees that such direction shall not be amended, modified, revoked, or superseded during such period without the Note Parties’ prior written consent.
(f)    Collective Ownership. Assuming the accuracy of each other Holder’s representation in Section 4(b) hereof, such Holder and each other Holder collectively beneficially own 100% of the aggregate principal amount of the Notes.
5.    Conditions to Effectiveness. This Agreement shall not be effective unless and until the date when each of the following conditions shall have been satisfied in the sole discretion of the Trustee and the Holders, as applicable (such date, the “Forbearance Effective Date”):
(a)    Each of the parties hereto shall have delivered to the Trustee executed counterparts of this Agreement.
(b)    Receipt, from funds paid by the Holders into escrow, by the Trustee of payment of all outstanding fees and expenses (including counsel fees and expenses) payable to the Trustee, and payment to the Trustee and each Holder of all fees and expenses in connection with the execution and delivery of this Agreement and any other documents or agreements executed in contemplation hereof, including without limitation, the fees and expenses of the Trustee’s and each Holder’s counsel.
(c)    Delivery to the Trustee and the Holders of such other agreements, documents or instruments as Trustee may reasonably request (as directed by the Holders) in form and substance satisfactory to the Trustee, as to its rights, duties and obligations, and the Holders in their sole discretion.
(d)    The Issuer shall have delivered the initial Approved Forecast to the Holders.
(e)    The Issuer shall have engaged a Company Financial Advisor by way of written agreement on terms acceptable to the Requisite Holders in compliance with the terms of Section 6(b)(i) below; it being understood and agreed that the engagement letter with Alvarez & Marsal Cayman Islands Limited is acceptable to the Requisite Holders without modification (the “A&M Engagement Letter”).
(f)    No event that would constitute a Forbearance Default shall have occurred and be continuing as of the Forbearance Effective Date.
(g)    The Trustee and the Issuer shall have executed and delivered the following:
(i)    Waiver and Consent Agreement;
(ii)    Second Supplemental Indenture; and
(iii)    Third Supplemental Indenture relating to the Bridge Notes.
The Trustee, when authorized and directed by the Holders, shall declare this Agreement to be effective and declare the occurrence of the Forbearance Effective Date when all of the conditions set

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forth in this Section 5 have been satisfied. Such declaration shall be final, conclusive and binding upon all parties to this Agreement for all purposes.
6.    Additional Covenants of the Issuer. In consideration of the Trustee and the Holders entering into this Agreement in accordance with the terms and conditions hereof, the Issuer hereby covenants and agrees that the Issuer shall at all times during the Forbearance Covenant Period comply with each of the following covenants, it being understood by the parties that the failure to do so will immediately constitute the occurrence of a Forbearance Default:
(a)    Reporting.
(i)    No later than 3:00 p.m. New York City time on the Friday each calendar week, commencing with the Friday of the first week following the week in which the Forbearance Effective Date occurs the Issuer shall deliver to the Holders a rolling 13-week cash flow forecast (a “Cash Flow Forecast”), with the initial Cash Flow Forecast agreed between the Issuer and the Holders (the “Approved Forecast”). The Issuer may amend, supplement, or replace the then-current Approved Forecast, and once such Cash Flow Forecast is approved by the Requisite Holders (or, if a Holder Representative has been designated, the Holder Representative), such amended Cash Flow Forecast shall constitute the current Approved Forecast. Unless and until any such proposed amended, supplemented or replacement Cash Flow Forecast is so approved, the then-current form of the Approved Forecast shall remain in effect. At any time during the Forbearance Period, a Holder may decline to receive such forecasts in their sole discretion by delivery of advance written notice to the Issuer and such election shall remain in effect until the Holder notifies the Issuer by delivery of advance written notice that it would like to receive subsequent forecasts;
(ii)    Variance Reporting. Beginning with the delivery of the initial Variance Report and tested, as of the last day of each applicable Weekly Test Period, commencing with the last day of the first Weekly Test Period ending after the Forbearance Effective Date, for such initial Weekly Test Period, and for each Weekly Test Period thereafter, (i) the variance (as compared to the Approved Forecast) of the actual operating cash of the Issuer; and (ii) the negative variance (as compared to the Approved Forecast) of the aggregate operating disbursements made by the Issuer, shall not, on a cumulative basis, exceed 15%.
(iii)    No later than 2:00 p.m. New York City time on the Thursday of the first week after each Weekly Test Period (commencing with the Friday of the first week after the first Weekly Test Period ending following the Forbearance Effective Date), the Issuer shall deliver to the Holders (and, if one has been appointed, the Holder Representative), a Variance Report for the immediately preceding Weekly Test Period; provided that each Holder may decline to receive such Variance Reports in their sole discretion by delivery of advance written notice to the Issuer and such election shall remain in effect until the Holder notifies the Issuer by delivery of advance written notice that it would like to receive subsequent Variance Reports. Each such Variance Report shall be certified by an Officer of the Issuer as being prepared in good faith and fairly presenting in all material respects the information set forth therein;
(iv)    Hold conference calls with the Issuer, the Company Financial Advisor (as defined below), the Holders, and, if appointed, the Holder Representative (x) on a weekly basis on Fridays at 1:00 p.m. New York City time and (y) as requested upon reasonable prior notice by the Requisite Holders (or if a Holder Representative has been appointed, the Holder Representative), during normal business hours, to discuss the Issuer’s current and projected operational performance, strategic process and any related financial matters; provided that each Holder may decline to participate in such calls in their sole discretion; and

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(v)    If requested by the Requisite Holders, provide the Holders (and any Holder Representative) (x) a reasonably detailed cost cutting business plan prepared by the Company Financial Advisor, and (y) such other analyses of the Issuer’s business, prospects, or strategic plans as reasonably requested by the Requisite Holders, in each case in a form and substance reasonably satisfactory to the Requisite Holders; provided that each Holder may decline to receive such business plan in their sole discretion by delivery of advance written to the Issuer and such election shall remain in effect until the Holder notifies the Issuer by delivery of advance written notice that it would like to receive such business plan.
(b)    Company Advisors.
(i)    No later than September 20, 2022, the Note Parties shall have countersigned an engagement letter, in form and substance reasonably acceptable to the Trustee (as directed by Requisite Holders (or if a Holder Representative has been appointed, the Holder Representative), including as to scope and terms of engagement, providing for the retention of a financial advisor by the Note Parties (the “Company Financial Advisor”), and such financial advisor (or a prompt replacement satisfactory to the Requisite Holders) shall be retained during the Forbearance Period on substantially similar terms. Each of the Note Parties shall cooperate with the Company Financial Advisor and make management of the Issuer available thereto, and the Company Financial Advisor and the Issuer’s other advisors shall be authorized and directed to deliver to the Holders (and if a Holder Representative has been appointed, the Holder Representative) all reports and analysis prepared by the Company Financial Advisor or such other advisors for the Note Parties and any other reports or analysis which the Holders (and if a Holder Representative has been appointed, the Holder Representative) may reasonably request from the Company Financial Advisor or the Issuer’s other advisors from time to time; provided that (x) the Issuer (with respect to the Company Financial Advisor) and Company Financial Advisor (with respect to the Trustee and Holders) shall not be required to provide access to or disclose information that it determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Issuer or any of its Subsidiaries, or would be prohibited by applicable law, and (y) any visits, due diligence requests or inspections shall not unreasonably interfere with the business of the Issuer and its Subsidiaries; provided that each Holder may decline to receive such reports and analysis in their sole discretion by delivery of advance written to the Issuer and the Company Financial Advisor or the Issuer’s other advisors and such election shall remain in effect until the Holder notifies the Issuer and the Company Financial Advisor or the Issuer’s other advisors by delivery of advance written notice that it would like to receive subsequent reports and analysis. The engagement letter for Company Financial Advisor, other than the A&M Engagement Letter, shall specifically provide, among other things, that (1) the Trustee, the Holder Representative and the Holders shall be permitted to meet and speak directly with Company Financial Advisor from time to time without the Issuer present at such meetings or a party to any such calls and (2) Issuer shall be required to pay all fees and expenses of Company Financial Advisor promptly and in any event no later than three (3) business days after the receipt of summary invoices with respect thereto.
(ii)    No later than October 7, 2022 (or such longer period acceptable to the Requisite Holders in their sole discretion (or if a Holder Representative is in place, Holder Representative in its sole discretion), the Note Parties shall have countersigned an engagement letter, in form and substance (including the parties thereto) acceptable to the Requisite Holders in their sole discretion (or if a Holder Representative is in place, Holder Representative in its sole discretion), including as to scope and terms of engagement, providing for the retention of an advisor to review Issuer’s strategic alternatives (the “Company Strategic Advisor”), and such strategic advisor (or a prompt replacement satisfactory to the Requisite Holders in their sole discretion) shall be retained during the Forbearance Period on substantially similar terms. Each of the Note Parties shall cooperate with the Company Strategic Advisor and make management of the Issuer available thereto,

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and the Company Strategic Advisor shall be authorized and directed to deliver to the Holders (and any Holder Representative) all reports and analysis prepared by the Company Strategic Advisor for the Note Parties and any other reports or analysis which the Holders (and any Holder Representative) may request from the Company Strategic Advisor and Issuer’s other advisors from time to time including a written update on the strategic process immediately prior to the weekly meeting set forth in Section 6(a)(v) above in form and substance acceptable to the Requisite Holders in their sole discretion (or if a Holder Representative is in place, the Holder Representative in its sole discretion); provided that each Holder may decline to receive such updates, reports and analysis in their sole discretion by delivery of advance written to the Issuer and the Company Strategic Advisor and such election shall remain in effect until the Holder notifies the Issuer and the Company Strategic Advisor by delivery of advance written notice that it would like to receive subsequent updates, reports and analysis.
(c)    Strategic Milestones. The Issuer, the Company Strategic Advisor, and the Holders (and if a Holder Representative is in place, the Holder Representative) shall work together to establish milestones acceptable to the Requisite Holders in their sole discretion (or if a Holder Representative is in place, the Holder Representative in its sole discretion) for the strategic alternatives process set forth in Section 6(b)(ii) above (the “Strategic Milestones”). The Strategic Milestones will be finalized and documented no later than seven days after the Note Parties countersign the engagement letter set forth in Section 6(b)(ii). The Note Parties shall have satisfied each of the Strategic Milestones on or before the dates set forth in the definitions related thereto (or such longer period acceptable to the Requisite Holders in their sole discretion (or if a Holder Representative is in place, the Holder Representative in its sole discretion).
The Issuer further agrees and acknowledges that the failure to satisfy any of the covenants set forth above in this Section 6 shall, upon written notice from Trustee (as directed by the Requisite Holders) or the Requisite Holders, constitute an immediate Event of Default and enable the Trustee and the Holders to exercise all rights and remedies under the Note Documents and applicable law; provided, however, that with respect to any Event(s) of Default that can be cured, the Issuer shall have (y) three (3) calendar days to cure any such Event(s) of Default associated with the failure to satisfy any of the covenants set forth above in this Section 6; and (z) the number of days provided for under the Indenture to cure any other Event(s) of Default.
7.    Holder Representative.
(a)    At any time during the Forbearance Period, the Requisite Holders may appoint a holder representative (the “Holder Representative”), which shall have authority, as representative and agent of the Holders, to approve any Cash Flow Forecast or to approve the terms and scopes of the engagements of the Company Financial Advisor and Company Strategic Advisor and to the extent, necessary or desirable by the Requisite Holders, any other decision requested by the Issuer which is based upon material non-public information of the Issuer (“MNPI”) that the Holders do not wish to receive such MNPI (in each case, a “Consent”). If appointed, in reviewing a transaction submitted to it, the Holder Representative will give its Consent if the Holder Representative determines that the terms of the transaction are consistent with the terms that would reasonably be expected in a comparable transaction between unrelated parties. It is understood and agreed that as of the date hereof no Holder Representative has been appointed and none will be appointed until such time as the Requisite Holders so designate in writing to the Issuer and the Trustee.
(A)    If appointed, in determining whether to give or withhold Consent, the Holder Representative shall be absolutely protected in relying on information provided to it by the Issuer, its affiliates or its representatives without need of independent inquiry by the Holder Representative.

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(B)    Any Person serving as the Holder Representative may be removed at any time by Requisite Holder vote. Any Person serving as the Holder Representative may also resign at any time. In the case of any such removal or resignation, a replacement Holder Representative shall be designated. No such removal shall affect the validity of any Consent given by the Holder Representative prior to the removal of any such Person.
(C)    Each Person serving as Holder Representative shall be entitled to reimbursement of expenses, compensation and indemnification from the Issuer.
(D)    The Holders agree (and any future Holder Representative shall agree at the time of appointment) that the Issuer shall be fully protected in relying upon Consent given or withheld to a proposed transaction from the Holder Representative, and shall have no liability for entering into any transaction for which Consent has been received or for not entering into any transaction for which Consent has been withheld by the Holder Representative.
(E)    The Holders may, at the expense of the Issuer, retain an independent financial advisor to serve as the Holder Representative; provided, that in such circumstances where an independent financial advisor will serve as the Holder Representative, the individual or entity designated as the Holder Representative must be acceptable to all Holders.
8.    Reaffirmation; No Novation. The Indenture, the other Note Documents and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed. Each Note Party (i) agrees that, except as specifically provided herein, this Agreement and the transactions contemplated hereby shall not limit or diminish the obligations of the Note Parties arising under or pursuant to the Indenture or the other Note Documents to which it is a party, (ii) reaffirms its obligations under the Indenture the, Note Security Documents and each and every other Note Document to which it is a party and (iii) reaffirms all Liens on the Collateral which have been granted by it in favor of the Collateral Agent pursuant to any of the Note Documents, and all filings made with a governmental authority in connection therewith. This Agreement is not intended to and shall not constitute a novation of the Note Documents or the Note Obligations created thereunder or any other obligations.
9.    Release.
(a)    In consideration of the agreements of the Trustee and the Holders set forth herein, each of the Note Parties hereby releases, remises, acquits and forever discharges the Trustee and the Holders, and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Agreement, the Indenture or the Note Documents (collectively, the “Released Matters”). Each of the Note Parties hereby acknowledges that the foregoing releases in this Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each of the Note Parties hereby represents and warrants to the Trustee and any Holder that it has not purported to transfer, assign or otherwise convey any right, title or interest in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

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EACH OF THE NOTE PARTIES AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AGREEMENT. EACH OF THE NOTE PARTIES WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OR ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES HEREUNDER.
10.    Covenant Not to Sue. Each of the Note Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each of the Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Released Matters released, remised and discharged by such Person pursuant to Section 8 above. If each of the Note Parties or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, both the Person violating such covenant and the Note Parties, on a joint and several basis, shall be obligated to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.
11.    Reviewed by Attorneys. Each Note Party represents and warrants to the Trustee and the Holders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and the documents executed in connection herewith, with such attorneys and other persons and advisors as such Note Party may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor any of the other documents executed pursuant hereto shall be construed more favorably in favor of one party over the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.
12.    Acknowledgement.
(a)    Acknowledgement of Obligations. The Issuer hereby acknowledges, confirms and agrees that as of the opening of business on the date hereof, the Issuer is indebted to the Holders in the following principal amounts for the following Notes and Obligations: (i) a total outstanding aggregate principal balance of the Notes in the amount of $78,456,000.
(b)    Acknowledgment of Specified Events of Default. The Issuer hereby acknowledge that the Specified Events of Default have occurred and are continuing, have not been waived by the Trustee or the Holders, and that the Trustee and the Holders have expressly reserved all of their rights and remedies under the Note Documents and under applicable laws with respect to the Specified Events of Default.
13.    Notices. Any notice to be provided under this Agreement shall be sent in accordance with the notice provisions set forth in the Indenture; provided, however, that any notice to be provided under this Agreement to any Holder shall be sent to the address of each Holder as such Holder may provide to the Issuer in accordance with the notice provisions set forth in the Indenture.

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14.    Miscellaneous.
(a)    Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Note Parties, the Trustee, and the Holders and their respective successors and assigns, except as otherwise provided herein. No Note Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Trustee and the Requisite Holders. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Note Parties, the Trustee, and the Holders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.
(b)    Entire Agreement. This Agreement, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.
(c)    Fees and Expenses. The Issuer agrees to pay on demand all fees, costs, and expenses incurred by the Trustee and the Holders in connection with the preparation, execution, analysis, negotiation, delivery, and/or enforcement of this Agreement.
(d)    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(e)    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(f)    Conflict of Terms. Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Note Documents, the provision contained in this Agreement shall govern and control.
(g)    Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed signature page to this Agreement by telecopy shall be effective as delivery of a manually executed signature page to this Agreement.
(h)    Incorporation of Indenture. The provisions contained in Section 18.04 and Section 18.12 of the Indenture are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Agreement rather than the Indenture.
(i)    Rights of the Trustee. The Trustee is entering into this Agreement at the direction of the Holders solely in its capacity as Trustee and Collateral Agent, and not in its individual or corporate capacity, and in taking (or refraining from) any actions under or pursuant to this Agreement, the Trustee shall be protected by and shall enjoy all of the rights, immunities, privileges, protections and indemnities granted to it under the Indenture and the other Note Documents in all of its capacities thereunder, and in so doing the Trustee shall not be responsible for the terms or sufficiency of this Agreement for any purpose. Notwithstanding anything to the contrary herein, the Trustee shall exercise all rights and remedies hereunder and provide any consents, directions, approvals, acceptances, determinations, rejections or other similar actions pursuant to this Agreement in accordance with directions received from the Requisite Holders, and the Trustee shall

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have no liability for taking any such actions or failing to take any such actions in accordance with such directions and shall not be liable for any failure or delay in taking such actions resulting from any failure or delay by the Requisite Holders in providing such directions. Anything herein to the contrary notwithstanding, whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Trustee or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Trustee, it is understood that in all cases the Trustee shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Requisite Holders.
[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

ROCKLEY PHOTONICS HOLDINGS LIMITED, as Issuer
By:_/s/ William Huyett__________________
Name: William Huyett
Title: Director
ROCKLEY PHOTONICS LIMITED, as a Guarantor
By:__/s/ Ciaran Rooney_________________
Name: Ciaran Rooney
Title: Director
ROCKLEY PHOTONICS, INC., as a Guarantor
By:__/s/ Averil Finn____________________
Name: Averil Finn
Title: Corporate Secretary

ROCKLEY PHOTONICS IRELAND LIMITED, as a Guarantor
By:_/s/ Ciaran Rooney__________________
Name: Ciaran Rooney
Title: Attorney

ROCKLEY PHOTONICS OY, as a Guarantor
By:__/s/ Markku Hirvonen ______________
Name: Markku Hirvonen
Title: Director

[Signature Page to Forbearance Agreement]

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WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee and as Collateral Agent By: /s/ Raye Goldsborough Name: Raye Goldsborough Title: Vice President

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WHITEBOX MULTI-STRATEGY PARTNERS, LP
Holder of $8,000,000 principal amount of Notes
By:__/s/ Andrew Thau__________________
Name: Andrew Thau
Title: Legal Analyst

WHITEBOX RELATIVE VALUE PARTNERS, LP
Holder of $5,500,000 principal amount of Notes
By:___/s/ Andrew Thau__________________
Name: Andrew Thau
Title: Legal Analyst

WHITEBOX GT FUND, LP
Holder of $1,000,000 principal amount of Notes
By:___/s/ Andrew Thau__________________
Name: Andrew Thau
Title: Legal Analyst

PANDORA SELECT PARTNERS, LP
Holder of $500,000 principal amount of Notes
By:__/s/ Andrew Thau___________________
Name: Andrew Thau
Title: Legal Analyst

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HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.
Holder of $9,839,000 principal amount of Notes
By: Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity
By:__/s/ Jonathan Segal__________________
Name: Jonathan Segal
Title: Managing Director, Co-Chief Investment Officer

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ROC SPV XIX LLC
Holder of $33,617,000 principal amount of Notes
By: ATW Partners Opportunities Management LLC, its manager
By:__/s/ Antonio Ruiz- Gimenez ___________
Name: Antonio Ruiz- Gimenez
Title: Managing Member
By:_/s/ Kerry Propper ____________________
Name: Kerry Propper
Title: Managing Member

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WAZEE STREET OPPORTUNITIES FUND V LP
Holder of $20,000,000 principal amount of Notes
By: WSOF V GP LLC, its general partner
By:__/s/ R. Michael Collins_______________
Name: R. Michael Collins
Title: President

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EXHIBIT A
SPECIFIED EVENTS OF DEFAULT
1.    Failure to comply with the Section 4.17 (Minimum Liquidity Covenant) of the Indenture as of September 1, 2022.
2.    Failure to provide timely notice to the Trustee of the failure to comply with Section 4.17 (Minimum Liquidity Covenant) of the Indenture.